Exhibit 99.1

QuantumScape Announces Pricing of Public Offering of Class A Common Stock

SAN JOSE, CA (March 25, 2021) – QuantumScape Corporation (NYSE: QS), today announced the pricing of an underwritten public offering of 10,400,000 shares of its Class A common stock (the “Shares”) for gross proceeds of $416.0 million. QuantumScape has granted the underwriters a 30-day option to purchase up to an additional 1,560,000 Shares at the public offering price less the underwriting discount. No shareholders are selling in this offering. The offering is expected to close on March 29, 2021, subject to customary closing conditions.

Goldman Sachs & Co. LLC and Morgan Stanley are acting as joint lead book-running managers for the Offering. Deutsche Bank Securities is acting as an additional book-running manager.

A registration statement relating to the securities sold in this offering was declared effective by the Securities and Exchange Commission on March 25, 2021. Copies of the final prospectus relating to this offering may be obtained by contacting: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by phone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com; or Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About QuantumScape Corporation

QuantumScape is a leader in the development of next generation solid-state lithium-metal batteries for use in electric vehicles. The company’s mission is to revolutionize energy storage to enable a sustainable future.

Contacts:

For Investors

ir@quantumscape.com

For Media

media@quantumscape.com